Exhibit 99.1

[EURONET WORLDWIDE LOGO]	N e w s R e l e a s e
Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release			Date: Oct. 28, 2003
	Media Contact: Investor Relations (U.S.):	Misti Garffie IR Dept	1-913-327-4257 1-913-327-4200	mgarffie@euronetworldwide.com investor@euronetworldwide.com

Euronet Worldwide Reports $53.1 Million in Revenues and $6.8 Million in EBITDA for Third Quarter 2003

LEAWOOD, KANSAS, USA—Oct. 28, 2003—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading electronic payments provider, announced consolidated revenues of $53.1 million for the third quarter 2003. This compares to $17.9 million for the third quarter 2002. Consolidated operating income for the quarter was $3.7 million, compared to a consolidated operating loss of $0.6 million for the third quarter 2002. EBITDA (earnings before interest, taxes, depreciation and amortization) was $6.8 million for third quarter 2003 compared to $1.9 million for the third quarter 2002.

Net income for the third quarter 2003 was $1.4 million, or $0.05 per share. The third quarter 2003 net income included a foreign exchange translation loss and losses from discontinued operations of $0.3 million; excluding these losses, earnings per share would be $0.06, or $1.7 million.

Management analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, that are incremental to the baseline of the business or that are non-operational in nature. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations and other similar items. Management believes the exclusion of these items provide a better basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of any Non-GAAP Financial Measures.

The EFT Processing Segment posted third quarter 2003 revenues of $12.9 million, EBITDA of $4.1 million and operating income of $2.3 million. In the third quarter 2002, the EFT Processing Segment reported revenues of $13.8 million, EBITDA of $3.3 million and operating income of $1.1 million. In the third quarter 2003 the EFT Processing Segment realized a net increase in operating income of $0.8 million on the sale of 272 Category 1 ATMs in Hungary; this sale was coupled with a long-term outsourcing agreement with the purchasing bank. The period-over-period decrease in revenues was attributable to the January 2003 sale of the Segment’s U.K. ATM network partially offset by growth in the EFT Processing Segment; the increase in operating income resulted from business growth and expense management over the past year, partially offset by the effects of the U.K. ATM network sale. If the U.K. ATM network operations were excluded and the benefits of the related outsourcing agreement were included, the third quarter 2003 revenues and operating income would have increased $2.6 million and $1.4 million, respectively, over the third quarter 2002 revenue and operating income. Operating income in the third quarter 2003 includes expenses of $0.6 million related to the Segment’s efforts in developing the Asia-Pacific markets, notably India. The EFT Processing Segment processed 31.0 million transactions in the third quarter 2003 compared to 22.3 million transactions for the same period last year. The Segment completed the quarter with 3,254 ATMs owned and/or operated as compared to 2,951 ATMs at the end of the third quarter 2002. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, the U.K., Greece, Kosovo, Slovakia, Egypt and India.

The Prepaid Processing Segment reported third quarter 2003 revenues of $36.5 million, EBITDA of $3.9 million and operating income of $3.0 million. Depreciation and amortization included $0.5 million for amortization of intangible assets assigned for e-pay acquisition related purchase accounting. Included in the Prepaid Processing Segment’s operating income is approximately $0.2 million related to costs necessary to enter the prepaid transaction processing markets in Poland and the U.S. Excluding these market development costs, the Prepaid Processing Segment’s EBITDA and operating income from the acquired e-pay would have been $4.1 million and $3.2 million, respectively. Total transactions processed in the third quarter 2003 were 26.3 million. The Prepaid Processing Segment processes electronic prepaid transactions at approximately 75,000 point-of-sale terminals located in 29,000 retail locations in the U.K., Australia, Malaysia, Indonesia, New Zealand, Poland, Ireland and the United States.

The Software Solutions Segment reported $3.6 million in revenues compared to $4.1 million in revenues for third quarter 2002. Third quarter 2002 revenues included $0.6 million in revenues from the Alltel Information Services licensing agreement. Software backlog at September 30, 2003 was $5.5 million compared to $4.9 million at June 30, 2003. Operating income for the Software Solutions Segment was $0.4 million for the third quarter 2003 as compared to an operating loss of $0.4 million for third quarter 2002.

The Corporate and Other Segment had $1.9 million of expenses in third quarter 2003 compared to $1.5 million in the second quarter of 2003 and to $1.3 million for the third quarter 2002. The increase over the second quarter 2003 is largely attributable to professional fees, and the increase over the third quarter 2002 is largely attributable to personnel costs and professional fees.

In the third quarter 2003, Euronet continued to experience strong growth in total transactions processed. When combining all segments, in the third quarter 2003, Euronet processed 57.3 million transactions compared to 22.3 million transactions in the third quarter 2002. This increase is attributable to continued growth in the EFT Processing Segment combined with the addition of e-pay to the consolidated group.

Interest expense for the third quarter 2003 was $1.8 million compared to $1.4 million for the third quarter 2002. The increase was due to e-pay acquisition debt together with higher debt balances resulting from the impacts of the weakening U.S. dollar to the euro.

The Company’s unrestricted cash balance was $12.9 million as of September 30, 2003, compared to $13.1 million at June 30, 2003. The decrease in cash from June 30, 2003 was generally the result of cash generated from operations offset by uses of funds for capital expenditures, repayment of debt and completion of the acquisition of the assets of Austin International Marketing and Investments, Inc. at the end of the third quarter. Restricted cash of $43.4 million at September 30, 2003 includes $38.1 million of cash held in trust and/or cash held on behalf of others in connection with the administration of the customer collection activities in the Prepaid Processing Segment.

The Company’s total notes payable, including capital lease obligations, at September 30, 2003 was $68.7 million compared to $71.8 million at June 30, 2003. During the quarter, total debt decreased by $3.1 million as a result of $4.1 million in repayment of e-pay acquisition indebtedness and capital lease obligations partially offset by the effects of the U.S. dollar weakening to the euro and British pound sterling. Subsequent to September 30, 2003, the remaining $4.0 million of the original $8.5 million e-pay acquisition deferred cash notes was paid in full.

Capital expenditures during the quarter totaled $1.8 million.

In July 2003, the Company provided an estimate of its earnings per share for the full year 2003, excluding the effects of the gain on the sale of the U.K. network, discontinued operations and foreign exchange gains or losses. The Company affirmed that earnings estimate. Moreover, the EFT Processing Segment recently announced several new long-term outsourcing agreements. The Company estimates that these agreements will contribute incremental operating income of approximately $4.0 million per year when fully implemented, which is anticipated to be by mid-year 2004.

Euronet Worldwide will host an analyst conference call on Tuesday, Oct. 28, 2003, at 9:00 a.m. U.S. Eastern Daylight Time to further discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at http://www.vcall.com/CEPage.asp?ID=84931. Participants should go to the web site at least fifteen minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is 877-407-9210 (USA) or 1-201-689-8049 (non-USA). The password is “Euronet.”

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event via the web locations, as well as via phone. To dial in for the replay, the call-in number is 877-660-6853 (USA) or 1-201-612-7415 (non-USA). The account number, 1628 and the confirmation number, 80169, are both required for the replay. The call replay will be available for two weeks. No fees are charged to access any event.

About Euronet Worldwide

Euronet Worldwide is an industry leader in providing secure electronic financial transaction solutions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic top-up services to financial institutions, mobile operators and retailers. These solutions enable our clients’ customers to access personal financial information and to perform secure payment transactions-any time, any place. Euronet operates the largest independent pan-European ATM network, and is a leading provider of electronic distribution service, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 75,000 points of sale across 29,000 retailers in Europe, the Asia Pacific and the U.S. With corporate headquarters in Leawood, Kansas, USA, and European headquarters in Budapest and London, Euronet serves clients in more than 60 countries. Visit our web site at www.euronetworldwide.com.

Any statements contained in this news release, which concern the Company’s or management’s intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company’s business. These risks and other risks are described in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, and its Form 10-K for the year ended December 31, 2002. Copies of these filings may be obtained by contacting the Company or the SEC.

Reconciliation of Net Income to EBITDA by Segment

Unaudited

(in millions, except per share data)

	Q3 2003			Q3 2002
	EFT Processing	Prepaid Processing	Consolidated	EFT Processing	Prepaid Processing	Consolidated
Net income	$1.6	$2.8	$1.4	$0.6	N/A	$(2.5)

Add: Income tax expense (benefit)	0.5	0.8	0.7	0.1	N/A	(0.4)

Add: Loss on early retirement of debt	—	—	—	—	N/A	0.8

Add: Interest expense	0.1	—	1.8	0.3	N/A	1.4

Add: Foreign exchange loss (gain)	—	—	0.2	0.2	N/A	(0.2)

Less: Income (Add:Loss) from unconsolidated investee companies	—	(0.3)	(0.2)	—	N/A

Less: Interest income	—	(0.3)	(0.3)	—	N/A	(0.1)

Add: Loss from discontinued operations, net of tax	—	—	0.1	—	N/A	—

Loss on Sublease	—	—	—	—	N/A	0.2

Add: Depreciation and amortization	1.8	0.9	3.1	2.2	N/A	2.5

Rounding	0.1	—	0.1	(0.1)	—	—

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$4.1	$3.9	$6.8	$3.3	N/A	$1.9

Note: Management believes EBITDA is an important measure of the Company’s current performance of business units without consideration of financing expenses and depreciation and amortization of historical capital expenditures, which do not have a current period operating cash effect and are not a measurement of the transactional performance of continuing operations.

Reconciliation of Net Income Excluding Foreign Exchange and Discontinued Operations Losses

Unaudited

(in millions, except per share data)

	Q3 2003
	Amount	Per Diluted Share
Net income	$1.4	$0.05

Add: Foreign exchange loss	0.2	0.01

Add: Discontinued Ops	0.1	0.00

Net (loss)/income before foreign exchange and gain on sale of U.K. ATM network	$1.7	$0.06

Note: Management believes the exclusion of (1) foreign exchange adjustments and (2) discontinued operations provides a better basis for evaluating the underlying business unit performance.

Reconciliation of Q3 2003 Prepaid Processing Segment Results

Excluding Start Up Costs in Poland and USA

Unaudited

(in millions)

	Operating Profit	EBITDA
Results as reported for quarter	$3.0	$3.9
Add: Start up costs for Poland and USA	0.2	0.2

Results for quarter excluding start up business costs in Poland and USA	$3.2	$4.1

Note: Management believes that results for Q3 2003 excluding startup costs in the Poland and U.S. markets for the new Prepaid Processing business provide a better basis for evaluation business unit performance of established markets.

Reconciliation of Q32002 EFT Processing Segment Reported Results to

Adjusted Results for the Sale of the U.K. ATM Network

Unaudited

(in millions, except per share data)

	Q3 2002
	As Reported	U.K.	Outsourcing Agreement	Q3 Adjusted
Revenue	$13.8	$(3.9)	$0.4	$10.3

Operating Income	$1.1	$(0.6)	$0.4	$0.9

Note: Management believes that results for Q3 2002, excluding the sale of the U.K. ATM network, are more comparable to the results for Q3 2003 because the U.K. ATM network operations are no longer included in current results. The U.K. ATM network was sold in Q1 2003 and the Company signed a five-year ATM outsourcing agreement with the buyers.

Euronet Worldwide, Inc.

Consolidated Summary Statements Of Operations

(In thousands, except share and per share data)

	Three Months Ended Sept 30,
	2003	2002
Revenues:
EFT Processing	$12,925	$13,753
Prepaid Processing	36,532	—
Software Solutions	3,604	4,136

Total revenues	53,061	17,889

Operating expenses:
Direct operating costs	34,723	7,848
Salaries and benefits	8,266	6,368
Selling, general and administrative	3,315	1,769
Depreciation and amortization	3,067	2,519

Total operating expenses	49,371	18,504

Operating income (expense)	3,690	(615)

Other income (expense):
Interest income	300	63
Interest expense	(1,837)	(1,446)
Loss on sub lease	—	(249)
Loss on early retirement of debt	—	(791)
Income (loss) from unconsolidated investee companies	246	(159)
Foreign exchange (loss) gain, net	(234)	222

Total other expense	(1,525)	(2,360)

Income (loss) from continuing operations before income taxes and minority interest	2,165	(2,975)
Income tax (expense) benefit	(740)	449

Income (loss) from continuing operations before minority interest	1,425	(2,526)
Minority Interest	—	30

Income (loss) from continuing operations	1,425	(2,496)

Discontinued Operations:
Loss from operations of discontinued U.S. and France components	(49)	(12)
Income tax expense	—	—

Loss from discontinued operations	(49)	(12)
Net income (loss)	1,376	(2,508)
Translation adjustment	(361)	(220)

Comprehensive income (loss)	$1,015	$(2,728)

Income (loss) from continuing operations per share	$0.05	$(0.11)
Net income (loss) per share	$0.05	$(0.11)
Basic Weighted average number of shares outstanding	26,700,521	23,394,036
Diluted income (loss) from continuing operations per share	$0.05	$(0.11)
Diluted net income (loss) per share	$0.05	$(0.11)
Diluted weighted average number of shares outstanding	29,232,003	23,394,036

Euronet Worldwide, Inc.

Consolidated Summary Balance Sheets

(In thousands)

	Sept 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$12,851	$12,021
Restricted cash	43,379	4,401
Trade accounts receivable	49,968	8,380
Other current assets	10,093	4,297
Assets held for sale	—	10,767

Total current assets	116,291	39,866
Property, plant, and equipment, net	18,214	21,394
Goodwill & intangible assets, net	80,014	1,834
Other assets, net	3,920	3,465

Total assets	$218,439	$66,559

Liabilities and stockholders’ equity
Current liabilities	$103,953	$16,232
Liabilities held for sale	—	3,537
Obligations under capital leases, excluding current installments	2,336	4,301
Notes payable and other long-term liabilities	69,788	36,318

Total liabilities	176,077	60,388
Stockholders’ equity	42,362	6,171

Total liabilities and stockholders’ equity	$218,439	$66,559